April 2, 2010

John W. Commissiong, Ph.D.
Amarantus Therapeutics, Inc.
675 Almanor Avenue
Sunnyvale, CA 94085-2934

Re: MJFF Research Grant 2010 Program

Project Title: "Comparison and Actions of MANF and GDNF in Rodent Models of Parkinson's Disease"

Dear Dr. Commissiong,

On behalf of the Board of Directors of The Michael J. Fox Foundation for Parkinson's Research (MJFF), it is a pleasure to make this award in the amount of $370,716.50 to conduct the research described in your proposal, “Comparison and Actions of MANF and GDNF in Rodent Models of Parkinson's Disease."

This 1-year award is offered based on your representation that you have no overlapping grants or additional funding for this work. Please contact MJFF immediately if at any time during this period additional third-party funding is sought or received, or if circumstances arise prohibiting completion of your project on schedule. The terms and conditions governing this award are detailed in the attached agreement. Please read it carefully and contact us with any questions.

To accept this award, please sign the enclosed agreement (including appropriate institutional sign-off). Please scan the signed agreement and send electronically to pschreiber@michaeljfox.org. We ask that you return a signed agreement no later than April 14, 2010. If you do not wish to accept funding, please notify MJFF as soon as possible.
The Michael J. Fox Foundation for Parkinson's research is enthusiastic about supporting your research and wishes you utmost success with this project and all your pursuits. Congratulations!

Sincerely,

/s/ Katie Hood
Katie Hood
Chief Executive Officer

The Michael J. Fox Foundation for Parkinson's Research
Award Terms and Conditions - MJFF Research Grant 2010

Principal Investigator: John W. Commissiong, Ph.D

The Michael J. Fox Foundation for Parkinson's Research (MJFF) is pleased to make you this award (the "Award") to support the work described in your application, "Comparison and Actions of MANF and GDNF in Rodent Models of Parkinson's Disease." (the "Project"). In accepting this Award, you and your institution (collectively, "You" or "you") agree to the following terms and conditions in this Agreement.

1.      Sources of Funds

This Award is made with the understanding that your Project currently has no additional sources of funding and does not overlap with any existing grants. You agree that you will neither solicit nor accept additional funding for this Project without prior written notice to MJFF. If there is overlap between this Award and another grant made to you by another third party, MJFF will renegotiate the budget of this Award with you (a copy of the final budget is pr vided with this Agreement as Appendix A) and reserves the ri.ght to provide less ending than identified in this Award or obtain a refund from you, so that funding for this Award does not overlap with another grant. If you receive additional funding for your Project without MJFF's advance written consent, MJFF reserves the rights to withhold funding and require repayment of this Award if it is not satisfied, i its reasonable discretion, that the additional funding is for incremental research activity which does not overlap with this Award or conflict with your ability to perform the Project.

2.      Use of Funds

2.1 Funds awarded by MJFF are to be used solely for the Project and are conditioned on your meeting certain milestones and deliverables, which are attached at Appendix B, timely delivery of expense and progress reports and participation in MJFF sponsored meetings at which your progress will be assessed. MJFF assessments are based on review of your progress at regular intervals, determination of the quality of the scientific research performed, and its continued high relevance to Parkinson's disease ("MJFF Assessment Criteria"). exchange, MJFF agrees to pay all direct costs for this Project, in addition to indirect costs with a limit of up to 10% of direct costs. For this Award, funds are allotted in the amount of $337,015 direct costs, and $33,701.50, indirect costs. Any unused funds at the end of the Award period, as detailed in a final expense report, must b returned to MJFF within one month from the submission of the expense report. You shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect the use of the Award. MJFF shall have the right to review an audit such books, records and accounts at a mutually convenient time upon prior written notice to you.

2.2 The Award is to be used as budgeted and reflected in the milestones. Any alterations, amendments, or changes in the specific goals or budge of the Project will require the review and pre-approval of MJFF. Examples of such alterations or amendments include (but are not limited to): transfer of a Principal Investigator ("PI") from one institution to another, adding or deleting a specific Project goal, budget reallocation, or modification of proposed workload and milestones. Please note that MJFF funds shall not be used for travel or equipment costs not approved in the budget as awarded (see Appendix A).

2.3 If you request a change to the Award, you must submit a written request for approval detailing the requested change and associated rationale in advance to a member of the MJFF research team. Failure to obtain prior approval for any changes in work timeline, milestones or budget may result in revocation of funding in whole or part. You agree that funds expended by you either not in accordance with the approved Project or prior to pre-approval of any material change to are both (i) recoverable by, and subject to restitution by you to, MJFF and (ii) may be cause for immediate termination of funding by MJFF.

3.           Grant Timeline

3.1 MJFF expects that your Project will be completed according to the agreed time1ine attached at Appendix B. Continued funding also is contingent on demonstrated progress and satisfactory assessment by MJFF. To this end, you are required to do the following:

(a) Provide written proof of Institutional Animal Care and Use Committee ("IACUC") approval one month from date of award notification (March 17, 2010). Payment to begin work will not be issued without IACU approval.

(b) Confirm in writing that all personnel (including technicians and post-doctoral fellows) have been hired by the third month of the project, or that any delay in hiring has not postponed progress on the work described. MJFF will contact awardees at the three-month mark of the Award for such Confirmation. Failure to meet this requirement may result in withholding of further payment.

(c) Participate in regularly scheduled assessment meetings and/or teleconferences. Failure to participate in these assessments and to demonstrate satisfactory progress may result in withholding of future payments.

(i) The first assessment will be held at the six-month mark of your Award by teleconference to review initial progress.

(ii) Assessment meetings will be held at the completion of your Award; the individual awardee is required to attend the assessment meeting in person, unless otherwise informed by MJFF.

(d) Complete progress and expense report detailing your progress against milestones and your associated expenditures. These reports will be due at the completion of your award. When appropriate, additional repo s may be requested before other assessment meetings and teleconferences. Templates will be provided to you to facilitate this reporting. These reports will be reviewed by MJFF against the MJFF Assessment Criteria; MJFF may thereafter provide you with suggestions, critique, and feedback.

(e) Participate openly in discussions regarding your Project with MJFF's scientific and research staff, and advisors.

3.2 Failure to meet milestones, furnish scheduled deliverables, including any reports, satisfactorily meet MJFF Assessment Criteria or comply with this Agreement may serve as one or more bases for termination of funding by MJFF.

3.3 If at any time circumstances arise that prohibit completion of the Project on schedule, you are required to notify MJFF immediately. MJFF will consider granting ONE no-cost extension per project on a case by case basis. To apply for a no-cost extension, submit a letter detailing the request. The letter should include reasons for delays r changes, associated rationale, a timeline for continuing the work, and an expense report detailing remaining funds.

4.           Payment Schedule

4.1           Subject to the foregoing conditions, MJFF intends to pay your Award on the following

installment schedule:                                           I

	April 2010	October 2010	TOTAL
AMARANTUS THERAPEUTICS INC	$185,358.25	$185,358.25	$370,716.50

4.2           MJFF reserves the right to change this schedule if necessary and will notify you and/or your administrator in writing in that event.

5.           Confidentiality

5.1 MJFF treats all pre-proposals, applications research projects, associated research information and underlying data (collectively, the "confidential Information") as confidential, using no less than reasonable care in protecting the confidential Information from disclosure to third parties who do not participate in the application review and assessment processes. All Confidential Information will be used by MJFF for the purposes of reviews and assessments, and will be shared only in accordance with its Sharing Policy (see Section 7 below). Such obligations cover any information retained in the unaided memories of persons participating in reviews and assessments and may not be used without the permission of the disclosing party. Notwithstanding the foregoing, the obligations governing the disclosure and use of Confidential Information do not apply with respect to Confidential Information that:

(a) was generally known to the public at the time of disclosure;

(b) becomes generally known to the public through no unlawful or unauthorized act or omission, or violation of this Agreement, b1 any recipient of Confidential Information;

(c) was independently developed by any recipient prior to disclosure; or

(d) was disclosed to a recipient by a third party ho has the right to make such disclosure.

5.2 Provided that subsections (a)-(d) above do n t become applicable, if any recipient of Confidential Information is asked to produce any Confidential Information pursuant to a legal or governmental proceeding, such recipient shall give the applicant or other owner of such Confidential Information (the "Discloser") as much p ·or notice of such request as is reasonably practicable under the circumstances and shall use its reasonable efforts to assist the Discloser of such Confidential Information in defending Disclosures rights (at Discloser's cost), including objecting to such request, obtaining confidential treatment for Confidential Information, disclosing only that portion of the Confidential Information responsive to a judicial or governmental order, and providing Discloser with any copies of Confidential Information so disclosed.

6.           Data Underlying Research Information to be Included with Progress Reports

With each progress report, you agree to provide M F, in a format prescribed by it, the data underlying your research information for each mile tone (the "Data"). MJFF and its grant assessors will use the Data to assess your progress toward achieving the milestones.

7.           Sharing Policy

7.1           As MJFF is a public charity, research conducted with funds from MJFF ("Research") must be conducted in the public interest. MJFF acknowledges that discoveries and related regulatory approvals made by researchers under it sponsorship are the property of those conducting and responsible for the Research and that unless otherwise agreed to by the parties, such researchers shall have the first opportunity to exploit the Research commercially or otherwise.

7.2           Notwithstanding the foregoing, you agree that MJFF:

(a) may retain the Data and that MJFF may, 90 or more days after expiration of the Award, make the Data available to MJFF employees, consultants, grant recipients and others affiliated with MJFF through a secure medium to advance scientific discovery. This subsection shall not prohibit MJFF from making the Data available before expiration of the grant to persons executing MJFF's q0nfidential Disclosure Agreement for the purpose of assessing your progress toward achieving the milestones. If the Data ceases to be Confidential Information as described in subsections (a)-(d) of MJFF's Confidentiality policy, then these restriction on dissemination shall not apply;

(b) may, after reasonable consultation which will not be unreasonably denied, conditioned or delayed by you, publicly release a summary of findings of the research 90 or more days after expiration of the Award; and,

(c) may make all tools or reagents (i) funded band (ii) that result from awarded projects (collectively, the "Results") readily available to the community including MJFF for research purposes 90 or more days after expiration of the Award. You agree that you will cooperate and collaborate with MJFF and other researchers and share access to Results on fair and reasonable terms and conditions. By signing this Agreement, you and your institution are confirming that you are not aware of any requirements that would prohibit, delay, or restrict your ability to share your Results from this initiative, including requirements of third-party collaborators or companies with which you are affiliated.

(d) Notwithstanding the 90-day periods set forth in subsections (a)-(c) above, MJFF will consider a request by you to delay the availability of Data, a summary and/or the Results in order to complete any necessary intellectual property filings.

8.           Liability

You acknowledge that in making an award to support your application "Comparison and Actions of MANF and GDNF in Rodent Models of Parkinson’s Disease,” MJFF is solely a passive grantor to this Project. To the maximum extent permitted by law, you hereby agree to fully assume the risk of any liability directly or indirectly arising out of the Project and release MJFF and its directors, trustees, officers, employees, agents and consultants from all such liability. If permitted by law, such assumption of the risk shall include, at MJFF's election, assumption of its defense, and such release from liability shall include payment 0' any third party damages. Nothing herein shall be deemed as a waiver of the sovereign immunity of the State of California.

9.           Use of MJFF Brand

You agree to abide by the following policy regarding use of MJFF's name, logo, marks, trade dress, image, and likeness of Michael J. Fox, its founder (collectively, the "Brand"). MJFF prohibits any use of the MJFF Brand in any publicly efforts, notices, releases, statements or publications without its prior written approval. All us of the Brand including, without limitation, the name/image/likeness of Michael J. Fox shall be submitted in advance to MJFF for approval. Failure of MJFF to approve any proposed use of the rand within five (5) business days of its receipt of any request for approval of a proposed se shall be deemed non-approval of the proposed use. You acknowledge that these terms are reasonable precautions to protect the MJFF Brand and its goodwill, both of which are extremely valuable assets of MJFF. Any goodwill resulting from an approved use of the MJFF Brand b you shall inure solely and exclusively to MJFF.

10.           Publication

MJFF expects that information about the Results will be published as rapidly as possible in the open scientific literature, consistent with high standard of scientific excellence and rigor.

11.           Recognition of Funder

Any publications resulting from this Award shall include acknowledgement of the funding provided by The Michael J. Fox Foundation for Parkinson’s Research. When publications result from work funded under this Award, you are required to update MJFF, even if such publications occur after the end of the Award.

pschreiber@michaerljfox.org, unless MJFF specifies a different person to you in writing.

13.3 This Agreement may be executed in two or more counterparts, each of which shall be deem an original, but all of which together shall constitute one and the same instrument.

Accepted and agreed to by:

/s/ Katie Hood
Katie Hood	4/2/10
Chief Executive Officer, MJFF	Date

/s/ John W. Commissiong
John W. Commissiong, Ph.d	4/8/10
CSO	Date
Amarantus Therapeutics, Inc.

AMARANTUS THERAPEUTICS, INC.
Name: Marc E. Faerber
Title: Chief Financial Officer
Ph: 925-518-2457
Email: Marc@amarantustherapeutics.com	Date 4/8/10
Signature: /s/ Marc E. Faerber

The Michael J. Fox Foundation for Parkinson's Research
MJFF Research Grant 2010

Principal Investigators: John Commissiong
Project Title: Comparison and Actions of MANF and GDNF in rodent Models of Parksinson's Disease

Project Deliverable(s)
Behavioral, neurochemical and immunocytochemical data comparing neuroprotective and neuroregenerative effects of MANF and GDNF in rodent models of PD.

Project Milestones

•	0-6 months
•	Obtain IACUC approval
•
Perform neuroprotection/neuroregeneration study comparing behavioral, neurochemical, and immunocytochemical measures in 6-OHDA rats treated with intrastriatal MANF versus GDNF. The results of the experiment will be positive if MANF is determined to be equal to or superior to GDNF on these matters, with an emphasis on the histological

•	6-12 months
•
Perform neuroprotection/neuroregeneration study comparing behavioral, neurochemical, and immunocytochemical measures in 6-0HD1 rats treated with intranigral 1v1ANF versus GDNF. The results of the experiment will be positive if MANF is determined to be equal to or superior to GDNF on these measures, with an emphasis on the histological measures.

•	Compare the diffusion of MANF and GDNF· the rat brain following intrastriatal infusion.